Exhibit 99.3

MoneyOnMobile Announces Restructure of $2.675 million in Debt
Debt restructure provides immediate financial flexibility

DALLAS and MUMBAI, INDIA - (January 3rd, 2018) - MoneyOnMobile, Inc. (OTCQB: MOMT) announced today the restructuring of $2.675 million in outstanding promissory notes and relating interest obligations.

The Company’s $2.0 million debt obligation to Hall MOM, LLC, originally due December 31, 2017, has been amended effective December 15, 2017. In connection with the amendment, the Company made an $850,000 principal payment on December 28, 2017. The remainder of the obligation will be paid in monthly installments beginning in February 2018 with final balance due by October 31, 2018.

Additionally, the Company’s $675,000 debt obligation to eVance Processing Inc., originally due November 30, 2017, has been amended. In connection with the amendment, the Company made a $200,000 principal payment on December 27, 2017. The remainder of the obligation will be paid in monthly installments beginning in January 2018 with final balance due by June 30, 2018.

Details of the Hall MOM deal can be found in the 8k filing.
Details of the eVance Processing deal can be found in the 8k filing here: http://bit.ly/eVanceMOMT

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About MoneyOnMobile, Inc.
MoneyOnMobile, Inc. is a global mobile payments technology and processing company offering mobile payment services through its Indian subsidiary. MoneyOnMobile enables Indian consumers to use mobile phones to pay for goods and services or transfer funds from one cell phone to another. It can be used as simple SMS text functionality or through the MoneyOnMobile application or internet site. MoneyOnMobile has more than 350,000 retail locations throughout India.

Safe Harbor Statement
This release does not constitute an offer to sell or a solicitation of offers to buy any securities of any entity. This release contains certain forward-looking statements based on our current expectations, forecasts and assumptions that involve risks and uncertainties. Forward-looking statements in this release are based on information available to us as of the date hereof. Our actual results may differ materially from those stated or implied in such forward-looking statements, due to risks and uncertainties associated with our business, which include the risk factors disclosed in our Form 10-K filed on July 6, 2017. Forward-looking statements include statements regarding our expectations, beliefs, intentions or strategies regarding the future and can be identified by forward-looking words such as "anticipate," "believe," "could," "estimate," "expect," "intend," "may," "should," and "would" or similar words. We assume no obligation to update the information included in this press release, whether as a result of new information, future events or otherwise.

Exhibit 99.3

Web site: www.MoneyOnMobile.in
Twitter: https://twitter.com/MoneyOnMobile
Facebook: https://www.facebook.com/MoneyOnMobile
LinkedIn: https://www.linkedin.com/company/moneyonmobile
YouTube: https://www.youtube.com/channel/UCxqO4N1z9acnQmEysjqfBaQ

Media Contact:
Greg Allbright
Head of Global Communications
Dallas, Texas
+1 (214) 208-0923

Investor Relations:
Integra Consulting Group, LLC
Jeremy G. Roe, Founder, Managing Partner
+1 (925) 262-8305
jeremy@integracg.net